CERTIFICATE OF AMENDMENT OF INCORPORATION OF NEW YORK
                                HEALTH CARE INC.
                Under Section 805 of the Business Corporation Law

The undersigned, being respectively, the president and secretary of the corporation, hereby certify as follows:

FIRST: The name of the corporation is NEW YORK HEALTH CARE INC.

SECOND: The date when the Certificate of Incorporation was filed by the Department of State is the twenty fourth day of February 1983.

THIRD: The Certificate of Incorporation is hereby amended:

           (a) to change the currently authorized and issued 3,750,000 shares of common stock ("Old Common Stock ) par value $.01 into 2,500,000 authorized and issued shares of common stock ("New Common Stock") par value $.01 each on a one (1) share of Old Common Stock for two thirds (2/3) of a share of New Common Stock basis, and;
           (b) to change the currently authorized but unissued 46,250,000 shares of common stock par value $.01 into 97,500, 000 authorized but unissued shares of common stock par value $.01, on a (1) share of Old Common Stock for 2.1081 shares of New Common Stock basis; and
           (c) to increase the number of preferred shares that the corporation shall have authority to issue by 3 000000 preferred shares par value $.01 each.

               To accomplish the foregoing, paragraph 3 of the Certificate of Incorporation relating to the authorized shares of the corporation, shall be amended to read in its entirety as follows:

                       (3) The corporation shall be authorized to issue the
               following shares:

                        Class                Number of Shares       Par Value
                        -------------        ----------------       ----------
                        Common                  100,000,000            $.01
                        Preferred                 5,000,000            $.01


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FOURTH:     Each holder of a certificate or certificates representing
            outstanding shares of Old Common Stock (the "Old Certificates" whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's transfer agent for cancellation a certificate or certificates (the "New Certificates" whether one or more) representing the number of whole shares of the new Common Stock into which and for which the shares of the Old Common Stock, formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. Old Certificates shall represent only the right to receive New Certificates (and where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the corporation. A holder of Old Certificates shall receive to lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefore on the basis of the closing price of the Old Common Stock on the Nasdaq SmallCap Market on January 2, 2003. The corporation may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests which maybe more or less then the closing price of the Old Common Stock on the Nasdaq SmallCap Market on January 2, 2003. If more than one Old Certificate shall be surrendered at any one time for the account of the shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event the corporation's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other that that in which the Old Certificates surrendered for exchange are issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase or establish to the satisfaction of the transfer agent that such taxes are not payable. The amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until thereafter reduced or increased in accordance with applicable law.

FIFTH: This Amendment to the Restated Certificate of Incorporation was authorized at a meeting of the shareholders by the majority vote of the holders of all of the outstanding shares entitled to vote thereon. Said authorization is subsequent to the affirmative vote of the Board of Directors.

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IN WITNESS THEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 31st day of December 2002.

NEW YORK HEALTH CARE INC.


/s/ Jerry Braun
-------------------------------------
Jerry Braun, President

/s/ Jacob Rosenberg
-------------------------------------
Jacob Rosenberg, Secretary